Exhibit 99.1

Jive Software Enters into Definitive Agreement to become part of the Aurea family of companies for $462 Million in Cash

CAMPBELL, Calif., May 1, 2017 – Jive Software, Inc. (Nasdaq: JIVE), today announced that ESW Capital, LLC, through its affiliate Wave Systems, is acquiring Jive and that Jive will become a part of the Aurea family of companies. The transaction is valued at $462 million. Under the terms of the agreement, an affiliate of Aurea will commence a tender offer for all of the outstanding shares of Jive common stock for $5.25 in cash per share. This represents a premium of 20% to the average of Jive’s closing stock price during the three months ending on April 28, 2017. Jive’s Board of Directors has unanimously approved the merger agreement and recommends that Jive stockholders tender their shares in the tender offer.

“As the leader of the enterprise collaboration category, Jive has pushed the boundaries in how people work together for the past 16 years. It’s this focus and vision that has enabled us to deliver industry-leading product innovation, attract a top-notch customer base with recognized global brands and achieve record earnings and profitability in the last announced quarter,” said Elisa Steele, CEO of Jive. “With Jive and Aurea coming together, we can deliver the superior end-to-end employee and customer experience companies require in today’s digital landscape.”

Aurea provides the technology platform and worldwide delivery capability to enable companies to build, execute, monitor and optimize the end-to-end customer journey across a diverse range of industries. “Jive, in combination with Aurea, enables us to bring customer experience and employee and customer engagement together. We look forward to helping Jive clients get the maximum value out of their investment with Jive,” said Scott Brighton, CEO of Aurea. “Everything we do is driven by our singular core value of client success.”

Completion of the acquisition is subject to customary closing conditions, including a majority of the outstanding shares having been tendered in the tender offer and clearance under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976. The parties expect the transaction to be completed in June 2017. Following completion of the transaction, Jive’s common stock will be delisted from the NASDAQ and deregistered from the Securities Exchange Act of 1934. Morgan Stanley is serving as financial advisor to Jive, and Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal advisor to Jive. Atlas Technology Group LLC is acting as financial advisor to ESW Capital and its subsidiaries. Cooley LLP is serving as legal counsel to ESW Capital and its subsidiaries.

Additional details about the merger agreement will be contained in a Current Report on 8-K to be filed by Jive with the Securities and Exchange Commission.

About Aurea

Aurea is the technology behind some of the world’s greatest customer experiences. And we transform your experience with us, through a Client Success Program™ that ensures you achieve your goals, every step of the way. Aurea is a very different kind of software company – and we deliver very different results. Learn more at www.aurea.com.

About Jive Software

Jive (Nasdaq: JIVE) is the leader in accelerating workplace digital transformation for organizations, enabling people to work better together. The company provides industry-leading Interactive Intranet and Customer Community solutions that connect people, information and ideas to help businesses outpace their competitors. With more than 30 million users worldwide and customers in virtually every industry, Jive is consistently recognized as a leader by top analyst firms, including Gartner Inc., Ovum and Aragon Research. More information can be found at www.jivesoftware.com or the Jive Blog.

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Media Contacts:

Jason Khoury	Brian Denyeau
Jive Software	ICR
650/847-8308	646/277-1251
Jason.khoury@jivesoftware.com	brian.denyeau@icrinc.com

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Jive Software, Inc. (“Jive”) by Wave Systems Corp. (“Parent”), Jazz MergerSub, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will commence a tender offer for all of the outstanding shares of Jive. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Jive, nor is it a substitute for the tender offer materials that Parent, Acquisition Sub and ESW Capital, LLC (“Guarantor”) will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Parent, Acquisition Sub and Guarantor will file tender offer materials on Schedule TO with the SEC, and Jive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Jive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Jive by contacting Jive at lisa.jurinka@jivesoftware.com or jason.khoury@jivesoftware.com by phone at (415) 580-4738 or (650) 847-8308, or by visiting Jive’s website (www.jivesoftware.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. JIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME

AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed benefits of the transaction, the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Jive’s views and assumptions of Jive, Parent or Acquisition Sub regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Jive’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Jive’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, Acquisition Sub and Guarantor, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Jive. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect the parties’ expectations as of the date of this communication. While such parties may elect to update any such forward-looking statements at some point in the future, such parties specifically disclaim any obligation to do so, even if our expectations change, except as required by law.